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              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the references to our firm under the captions "Accounting and actuarial experts" and "Financial statements of John Hancock and the Account" in the Prospectus and to the inclusion of our reports dated February 11, 2000, with respect to the financial statements included in the Annual Report of John Hancock Mutual Variable Life Insurance Account UV, and March 10, 2000, with respect to the financial statements included in the Annual John Hancock Mutual Life Insurance Company, included in this Registration Statement (Form S-6, Nos. 811-7766 and 33- ____________).


                                              ERNST & YOUNG LLP



Boston, Massachusetts
July 24, 2000